Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, New York 10022 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

March 30, 2012

Board of Directors

Heckmann Corporation

300 Cherrington Parkway, Suite 200

Coraopolis, Pennsylvania 15108

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Heckmann Corporation, a Delaware corporation (the “Company”), in connection with (i) the issuance by the Company of up to 20,930,000 shares (including over-allotment option) (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), pursuant to a Registration Statement (No. 333-179518) on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) on February 14, 2012, as amended by Amendments Nos. 1, 2 and 3 thereto, as filed with the Commission on March 14, 2012, March 21, 2012 and March 22, 2012, respectively (as so amended, the “Registration Statement”), a base prospectus dated March 26, 2012 (the “Base Prospectus”) and a preliminary prospectus supplement dated March 26, 2012 (the “Preliminary Prospectus Supplement,” and, together with the Base Prospectus, the “Preliminary Prospectus”), a final prospectus supplement dated March 27, 2012 (the “Final Prospectus Supplement,” and, together with the Base Prospectus, the “Prospectus”) and (ii) the purchase of the Shares by the Underwriters (as defined below) from the Company pursuant to the Underwriting Agreement, dated March 27, 2012 (the “Underwriting Agreement”), between the Company and Jefferies & Company, Inc., Credit Suisse Securities (USA) LLC and Roth Capital Partners, LLC (collectively, the “Underwriters”). The Company is filing the Underwriting Agreement and this opinion letter with the Commission on a Current Report on Form 8-K (the “Current Report”).

We have examined the Registration Statement, the Prospectus, the Underwriting Agreement and copies of the Company’s Certificate of Incorporation, as amended, and Bylaws, as amended, each as certified to us by an officer of the Company. We have also examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of the opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Board of Directors Heckmann Corporation

March 30, 2012

On the basis of such examination and review, we advise you that, in our opinion, as of the date hereof, the Shares have been duly authorized for issuance and sale pursuant to the Underwriting Agreement; and when issued, delivered and paid for in accordance with the terms of the Registration Statement, the Prospectus and the Underwriting Agreement, such Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the laws of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to reference our firm under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Reed Smith LLP